UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CNL LIFESTYLE PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

July 1, 2013 RE: CNL Lifestyle Properties, Inc. Annual Meeting of Stockholders

Dear Stockholder:

Thank you for your investment in CNL Lifestyle Properties, Inc. (“the Company”). We recently sent you proxy materials related to the Company’s 2013 Annual Meeting of Stockholders, but we have not yet received your vote. The Company temporarily adjourned the Annual Meeting to allow stockholders additional time to submit their proxies. The Annual Meeting will reconvene on Friday, July 26, 2013, at1:00 p.m. Eastern Time, at CNL Center at City Commons, 450 South Orange Avenue, 12th Floor, Orlando, Florida 32801.

As a stockholder, your vote is very important to the future operations and success of the Company.

While there are more proposals on this year’s proxy ballot as compared to prior years, the Company’s board of directors believes a vote “FOR” these proposals is in the best interest of the Company and its stockholders. Among other things, the proposals set forth in the proxy help the Company better align its charter, bylaws and governance with that of most real estate investment trusts by amending certain existing provisions that are no longer applicable or by amending provisions to allow greater flexibility in the Company’s operations.

Please submit your proxy regardless of the number of shares you own. If you have questions or would like to vote, please call toll free (877) 780-4190. You can also submit your vote via Internet at www.proxyvote.com or by mail using the information on the enclosed proxy card. Please submit your vote by 11:59 p.m. on July 25, 2013.

Your prompt vote will help the Company avoid additional costs associated with soliciting your vote, including phone calls and mailings.

Thank you for actively participating in your investment in CNL Lifestyle Properties.

Sincerely,

/s/ James M. Seneff, Jr.	/s/ Stephen H. Mauldin

James M. Seneff, Jr.	Stephen H. Mauldin
Chairman of the Board	President and Chief Executive Officer